Pricing Supplement No. 50 dated                 Filed pursuant to Rule 424(b)(5)
February 22, 2005. (To Prospectus                            File No. 333-112244
dated September 7, 2004 and Prospectus
Supplement dated September 7, 2004)
This Pricing Supplement consists of
2 pages.


                         HARTFORD LIFE INSURANCE COMPANY
                                    DEPOSITOR

                           FIXED RATE INCOMENOTES(sm)
                                 ISSUED THROUGH

                   HARTFORD LIFE GLOBAL FUNDING TRUST 2005-029

                   5.00% CALLABLE NOTES DUE FEBRUARY 15, 2016



The description in this pricing supplement of the particular terms of the 5.00% IncomeNotes(sm) offered hereby and the Funding Agreement sold by Hartford Life Insurance Company to the Trust specified herein supplements the description of the general terms and provisions of the notes and the funding agreements set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.


                        PROVISIONS RELATING TO THE NOTES

Principal Amount:          $5,414,000.00             Interest Rate:                 5.00%

Price to Public:           100%                      Issuance Date:                 February 25, 2005

Net Proceeds to Trust:     $5,327,376.00             Stated Maturity Date:          February 15, 2016

Agent's Discount:          1.60%                     Initial Interest Payment Date: August 15, 2005

CUSIP Number:              41659FBW3                 Interest Payment Frequency:    Semi-Annually

Day Count Convention:      30/360                    Regular Record Dates:  15 days prior to an Interest Payment
                                                                            Date.

Optional Redemption: Yes [X]  No [ ]                 The Survivor's Option [X] is [ ] is not available
  Optional Redemption Date: February 15, 2007 or any          Annual Put Limitation: $1 million or 1%
               Interest Payment Date thereafter.              Individual Put Limitation: $250,000
  Initial Redemption Percentage:  100%                        Trust Put Limitation:  N/A
  Annual Percentage Reduction:    N/A
  Redemption may be: [X] In whole only.              Authorized Denominations: $1,000 integral amounts.
                     [ ] In whole or in part.

Securities Exchange Listing: None.

Special Tax Considerations: None.                     Other Provisions Relating to the Notes: None.

Agents : Bear, Stearns & Co. Inc., A.G. Edwards & Sons, Inc., Banc of America Securities LLC, Charles Schwab & Co., Inc., Citigroup, HSBC, JPMorgan, Merrill Lynch & Co., Morgan Stanley, Raymond James, RBC Dain Rauscher, Inc., Scott & Stringfellow, Inc., UBS Financial Services, Inc., Wachovia Securities, WM Financial Services

                  INFORMATION RELATING TO THE FUNDING AGREEMENT

Funding Agreement Provider: Hartford Life Insurance Company

Funding Agreement:          FA-405029                Interest Rate:                 5.00%

Contract Payment:           $5,414,015.00            Effective Date:                February 25, 2005

Deposit Amount :            $5,327,391.00            Stated Maturity Date:          February 15, 2016
(if different from Contract Payment)

Day Count Convention:       30/360                   Initial Interest Payment Date: August 15, 2005

Special Tax Considerations: None.                    Interest Payment Frequency:    Semi-Annually

Optional Redemption: Yes [X]   No [ ]                Survivor Option: Under the Funding Agreement, Hartford Life
Optional Redemption Date: February 15, 2007 or any            Insurance Company [X] is [ ] is not required
             Interest Payment Date thereafter.                to provide the Trust with amounts it needs to
         Initial Redemption Percentage: 100%                  honor valid exercises of the Survivor's Option.
         Annual Percentage Reduction:   N/A
         Redemption may be: [X] In whole only.       Other Provisions Relating to the Funding Agreement: None.
                            [ ] In whole or in part.

Note: The Opinion regarding the enforceability of the Funding Agreement and the related Consent of Counsel for Hartford Life Insurance Company is given by Jonathan Mercier, Counsel.



  INFORMATION PERTAINING TO THE RATINGS OF THE NOTES AND THE FUNDING AGREEMENT

It is anticipated that, as of February 25, 2005, both the Notes and the Funding Agreement will be rated by the indicated rating agencies as follows:

                  Standard & Poor's:  AA-            Moody's: Aa3

The Moody's rating also extends to the Program under which the Notes are issued.